RESIGNATION AS A DIRECTOR
OF
ENVISION SOLAR INTERNATIONAL, INC.
A Nevada Corporation

I hereby resign as a director of Envision Solar International, Inc., a Nevada corporation, for personal reasons, effective July 19, 2018. I have enjoyed my tenure on the Board and remain available to consult with the company and to support the execution of its business plan.

Jay S. Potter, resigning Director